SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

☒	Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2002.

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from to

Commission File Number 0-13617

The Lifeline Employees’ Savings and Investment Plan

(Full Title of Plan)

LIFELINE SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS	04-2537528
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

111 LAWRENCE STREET, FRAMINGHAM, MASSACHUSETTS	01702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (508) 988-1000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Compensation and Benefits Committee of Lifeline Systems, Inc. has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFELINE SYSTEMS, INC. (REGISTRANT)

By:	/s/ MARK G. BEUCLER
Mark G. Beucler Vice President, Finance and Chief Financial Officer

DATE	June 27, 2003

EXHIBIT INDEX

Exhibit No.		Exhibit

(99.1)		Annual Report for the Lifeline Employees’ Savings and Investment Plan

(99.1a	)	Consent of Independent Auditors

(99.1b	)	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002